Exhibit 99.3

ABPRO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity, and cash flows of our company as of and for the periods presented below. The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Current Report on Form 8-K. The discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Abpro” and the unaudited pro forma condensed combined financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The discussion contains forward- looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results and timing of selected events could differ materially from those discussed or implied by the forward-looking statements as a result of various factors, including those discussed below and detailed elsewhere in this proxy statement/prospectus, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements; Summary Risk Factors; Market, Ranking and Other Industry Data.”

Unless otherwise indicated or the context otherwise requires, references in this section to “Abpro,” “we,” “us,” “our,” “the Company,” and other similar terms refer to Abpro Corporation and its subsidiaries prior to the Business Combination.

Overview

We are a biotechnology company dedicated to developing next-generation antibody therapeutics with the goal of improving the lives of patients with severe and life-threatening diseases. We are focused on novel antibody constructs for immuno-oncology and ophthalmology. By leveraging our proprietary DiversImmune® and MultiMabTM antibody discovery and engineering platforms, we are developing a pipeline of antibodies, both independently and through collaborations with global pharmaceutical and research institutions.

Our two lead product candidates, ABP-102 and ABP-201, feature our next generation tetravalent antibody format, or TetraBi antibody format, which binds to two different targets with two distinct binding sites per target. ABP-102 is designed to redirect a patient’s immune system to fight cancer by engaging T cells through co-targeting human epidermal growth factor receptor 2, or HER2, and cluster of differentiation 3, or CD3, T-cell co-receptor. We plan initially to develop ABP-102 for difficult to treat HER2+ solid tumors, focusing on orphan indications. ABP-201 is designed to block blood vessel formation and normalize damaged vessels through co-targeting vascular endothelial growth factor, or VEGF, and angiopoietin-2, or ANG-2. We plan to develop ABP-201 to treat vascular disease of the eye, focusing on wet age-related macular degeneration (Wet AMD). We intend to follow these two lead product candidates with a broad pipeline of CD3-targeting T-cell engagers based on the differentiated format of ABP-102. We expect to initiate clinical trials for ABP-102 and ABP-201 in 2026.

Recent Developments

On November 13, 2024 (the “Closing Date”), we consummated a business combination pursuant to the terms of the Business Combination Agreement, dated as of December 11, 2023 (the “Business Combination Agreement”) by and among the Company, Atlantic Coastal Acquisition Corp. II, a Delaware corporation (“ACAB”) and Abpro Merger Sub Corp., a Delaware corporation (“Merger Sub”). Pursuant to the Business Combination Agreement, on the Closing Date, (i) ACAB changed its name to “Abpro Holdings, Inc.,” and (ii) Merger Sub merged with and into the Company, with the Company as the surviving company in the Business Combination. After giving effect to the Business Combination, the Company became a wholly owned subsidiary of ACAB.

Impact of Macroeconomic Events

Economic uncertainty in various global markets caused by political instability and conflicts, such as the ongoing conflicts in the Ukraine, and Israel, and economic challenges have led to market disruptions, including significant volatility in commodity prices, credit and capital market instability and supply chain interruptions, which have caused record inflation globally. Our business, financial condition, and results of operations could be materially and adversely affected by further negative impacts on the global economy and capital markets resulting from these global economic conditions, particularly if such conditions are prolonged or worsen. Although, to date, our results of operations have not been materially impacted by these global economic and geopolitical conditions, it is impossible to predict the extent to which our operations may be impacted in the short and long term. The extent and duration of these market disruptions, whether as a result of the military conflict between Russia and Ukraine, the effects of the Russian sanctions, the conflict between Israel and Hamas, geopolitical tensions, record inflation, or otherwise, are impossible to predict. Any such disruptions may also magnify the impact of other risks described or incorporated by reference in this Current Report on Form 8-K.

Results of Operations

Results of Operations for the Nine Months Ended September 30, 2024 and 2023

The following is a comparative discussion of our results of operations for the nine months ended September 30, 2024 and 2023 (in thousands):

	For the Nine Months Ended September 30,
	2024	2023	Change	%
Revenue:
Research and development services	$183	$-	$183	100%
Collaboration revenue	-	52	(52)	-100%
Royalty	-	23	(23)	-100%
Total revenue	183	75	108	144%
Operating expenses:
Research and development	2,469	3,108	(639)	-21%
General and administrative	4,864	4,899	(35)	-1%
Total operating expenses	7,333	8,007	(674)	-8%
Loss from operations	(7,150)	(7,932)	782	-10%
Other income, net	3,253	45	3,208	7,129%
Net loss	$(3,897)	$(7,887)	$3,990	51%

Revenue

We did not generate any material collaboration or royalty revenue during the nine months ended September 30, 2024 and 2023. Our research and development services revenue increased by $0.2 million during the nine months ended September 30, 2024 as compared to the nine months ended September 30, 2023, due to the revenue earned from the research and development services performed for Celltrion related to ABP-102 development. No such research and development services revenue was earned during the nine months ended September 30, 2023. Our ability to generate product revenues in the future will depend almost entirely on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize a drug candidate, or enter into collaborations that provide for payments to us.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of salaries, payroll taxes, employee benefits and stock- based compensation for those individuals involved in research and development efforts, as well as consulting expenses, third-party research and development expenses, laboratory supplies and clinical materials. The following tables summarize our research and development expenses by product candidate and program for the nine months ended September 30, 2024 and 2023 (in thousands):

	For the Nine Months Ended September 30,
Research and development expenses	2024	2023
ABP-110	$96	$278
ABP-102	710	$291
ABP-150	19	$256
ABP-201	21	$189
ABP-100	-	$140
SARS-CoV-2 neutralizing antibody program	20	$975
Unallocated research and development expenses	1,603	$979
Total	$2,469	$3,108

Unallocated research and development expenses include engineering platform-related expenses that are not allocable to a specific product candidate or program, as well as stock-based compensation, other employee- related expenses that are not related to a specific product candidate or program, and facilities and depreciation expenses.

Research and development expenses decreased by $0.6 million for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023 primarily due to the decrease in expenses associated with the SARS-CoV-2 neutralizing antibody program, partially offset by an increase in expenses associated with the development of ABP-102. The overall decrease in expenses was a result of the Company’s reduction in research and development personnel and the use of consulting services.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation and benefits to our personnel, including the costs related to our management services agreements, directors, and senior advisors; professional service fees, including accounting and legal services and other consulting services. General and administrative expenses remained consistent for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023, as the increases in salaries, wages, and accounting service expenses were offset by a decrease in legal, consulting, and travel expenses.

Other Income, Net

Other income, net increased to $3.3 million in income for the nine months ended September 30, 2024, from $45 thousand in income for the nine months ended September 30, 2023. This change is primarily due to the reversal of the approximately $3.5 million liability to one of the Company’s research and development providers as this provider informed the Company, as they are not pursuing collection on this liability.

Liquidity, Capital Resources and Going Concern

Through the date of the Business Combination with ACAB, the Company has financed its operations primarily through the sale of equity securities and issuance of promissory notes and, to a lesser extent, through the revenue from collaboration arrangements. Since its inception, the Company has incurred significant recurring losses, including a net loss of $3.9 million and $7.9 million for the nine months ended September 30, 2024, and 2023, respectively. As of September 30, 2024, the Company had an accumulated deficit of $109.5 million. The Company expects to incur operating losses in the foreseeable future.

While the Company completed the Business Combination in November 2024, cash and cash equivalents will be insufficient to fund our operations, including clinical trial expenses and capital expenditure requirements, for at least the next 12 months from the issuance date of our consolidated financial statements as of September 30, 2024. We have concluded that these circumstances raise substantial doubt about our ability to continue as a going concern within one year after the original issuance date of our annual financial statements. The Company is planning to raise additional capital through equity or debt financing to meet its operating cash needs. The Company has based this estimate on assumptions that may prove to be wrong, and the Company could exhaust its available capital resources sooner than it expects. There can be no assurance that any required future funding can be successfully completed on a timely basis or terms acceptable to the Company.

On October 18, 2023, the Company entered into a promissory note agreement with Abpro Bio International, Inc. (“ABI”) to fund up to $6 million. The Company received $5.2 million through the date of this filing.

On April 18, 2024, the Company entered into a promissory note agreement with one of its executives to receive, as amended, up to $2.2 million in funding. The Company received $2.0 million through the date of this filing.

On August 16, 2024, an executive at ACAB provided a $103 loan to the Company and the Company agreed to repay a total of $206 at the earlier of i) November 20, 2024, and ii) the closing of the Business Combination. On November 21, 2024, the note was amended and the liability to the ACAB executive was cancelled. According to the terms of the amended note, the Company will repay the principal amount of $103.

On October 7, 2024, the Company entered into an additional promissory note with ABI (“the 2024 ABI Note”) to receive up to $1.0 million from ABI in weekly installments of $250. The note accrues 10% interest and matures 5 business days after receipt of the proceeds under the PIPE Subscription Agreements. The Company received $1.0 million under this note as of the Closing Date, and the balance of $1.0 million was repaid in connection with the Closing.

In connection with the Closing of the Business Combination, the Company received approximately $2,300.

Future Funding Requirements

The Company expects its expenses to increase in connection with its ongoing activities, particularly as it advances the preclinical activities and clinical trials of its product candidates. In addition, subsequent to the Closing of the merger, the Company expects to incur additional costs associated with operating as a public company. The timing and amount of the Company’s operating expenditures will depend largely on:

●	the scope, number, initiation, progress, timing, costs, design, duration, any potential delays, and results of clinical trials and nonclinical studies for the Company’s current or future product candidates, particularly the planned Phase 1/2 clinical trial for ABP-102, focusing on HER2+ breast and gastric cancers, as well as Phase 1 clinical trials for ABP-201 for the treatment of Wet AMD;

●	the clinical development plans the Company establishes for its product candidates;

●	the number and characteristics of product candidates and programs that the Company develops or may in-license;

●	the outcome, timing and cost of regulatory reviews, approvals or other actions to meet regulatory requirements established by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that the Company perform more studies for its product candidates than those that the Company currently expects;

●	the Company’s ability to obtain marketing approval for its product candidates;

●	the cost of filing, prosecuting, defending and enforcing the Company’s patent claims and other intellectual property rights covering its product candidates, including any such patent claims and intellectual property rights that the Company has licensed pursuant to the terms of its license agreement;

●	The Company’s ability to maintain, expand and defend the scope of its intellectual property portfolio, including the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against the Company or its product candidates;

●	the cost and timing of completion of commercial-scale outsourced manufacturing activities with respect to the Company’s product candidates;

●	the Company’s ability to establish and maintain licensing, collaboration or similar arrangements on favorable terms and whether and to what extent the Company retains development or commercialization responsibilities under any new licensing, collaboration or similar arrangement;

●	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which the Company may receive regulatory approval in regions where the Company chooses to commercialize its products on its own;

●	the success of any other business, product or technology that the Company acquires or in which the Company invests;

●	the costs of acquiring, licensing or investing in businesses, product candidates and technologies;

●	the Company’s need and ability to hire additional management and scientific and medical personnel;

●	the costs to operate as a public company in the United States, including the need to implement additional financial and reporting systems and other internal systems and infrastructure for the Company’s business;

●	market acceptance of the Company’s product candidates, to the extent any are approved for commercial sale; and

●	the effect of competing technological and market developments.

Until such time, if ever, as the Company can generate substantial product revenue, the Company expects to finance its cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution or licensing arrangements with third parties. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the ownership interest of the Company may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect the rights of the Company’s stockholders and the rights of the stockholders of the combined organization following the Closing of the merger. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit the Company’s ability to take specified actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, the Company may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company. If the Company is unable to raise additional funds through equity or debt financings or other arrangements when needed, the Company may be required to delay, scale back or discontinue the development and commercialization of one or more of its product candidates or delay its pursuit of potential in-licenses or acquisitions.

The following table summarizes our cash flows for the nine months ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30,
	2024	2023	Change	%
Net cash used in operating activities	$(5,215)	$(5,164)	$(51)	1%
Net cash used in investing activities	$-	$(48)	$48	-100%
Net cash provided by (used in) financing activities	$4,495	$(165)	$4,660	-2824%

Net cash used in operating activities for the nine months ended September 30, 2024, decreased by $0.1 million as compared to the nine months ended September 30, 2023. The decrease was primarily driven by the $0.1 million net changes in operating assets and liabilities mainly attributed to a decrease in accounts payable and accrued expenses due to repayment with limited spending and an increase in accounts receivable due to timing of payments under the collaboration agreement with Celltrion.

Net cash used in investing activities decreased by $48 thousand for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. The Company purchased laboratory equipment during the nine months ended September 30, 2023. No property and equipment was purchased during the nine months ended September 30, 2024.

Net cash provided by financing activities increased by $4.7 million for the nine months ended September 30, 2024, as compared to the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company received proceeds of $4.9 million from promissory notes with related parties compared to $0 received during the nine months ended September 30, 2023. The proceeds from the promissory notes were partially offset by $0.4 million in offering costs payments related to the Business Combination with ACAB.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described below. We believe that the accounting policies are critical for fully understanding and evaluating our financial condition and results of operations.

Share-Based Compensation

The Company accounts for share-based payments in accordance with Accounting Standard Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). Under ASC 718, the Company measures, and records compensation expenses related to share-based payment awards (to employees and non-employees) based on the grant date fair value using the Black-Scholes option-pricing model. The Company recognizes forfeitures related to employee share-based payments when they occur. Forfeited share-based awards are recorded as a reduction to stock compensation expense.

The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the stock price and a number of assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends.

In determining the exercise prices of options granted, the Company’s Board has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been determined by the Board at each award grant date based upon a variety of factors, including the results obtained from an independent third-party valuation, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s proposed products, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s length sales of the Company’s capital stock, including convertible preferred stock, the effect of the rights and preferences of the preferred stockholders, and then prospects of a liquidity event, among others.

The Company does not have a history of market prices of its common stock, and as such, volatility is estimated using historical volatilities of similar public entities. The peer group was developed based on companies in the biotechnology industry. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available. The expected term of the awards is estimated based on the simplified method for grants to employees and is based on the contractual term for non-employee awards. The risk- free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. The dividend yield assumption is based on history and expectation of paying no dividends.

Convertible Preferred Stock

The Company accounts for its convertible preferred stock in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Preferred stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including preferred stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies of the Notes to the Financial Statements for a discussion of recent accounting pronouncements.